EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WASSERMAN MORRIS & CO. INITIATES COVERAGE
AND ISSUES RESEARCH REPORT FOR
STRATUS SERVICES GROUP, INC. WITH A SPECULATIVE BUY RATING

Manalapan, New Jersey - July 25, 2006 - Stratus Services Group, Inc. (OTC Bulletin Board: SSVG.OB), (the “Company” or “Stratus”), a leading provider of technology staffing and technology productivity consulting today announced that New York based Wasserman Morris & Company, an independent investment research firm began its initial coverage of the Company.

Wasserman Morris & Company issued a speculative buy rating with a 12 month target price of $.08. Their report is available for viewing at http://www.wassermanmorris.com. Please type in the access code ACE to view a copy of the report.

About Wasserman Morris & Company

Wasserman Morris & Co. is an equity research firm providing unbiased research for significantly under-followed small cap companies. Wasserman Morris & Co. distributes its research to a broad audience of institutional and individual investors seeking information on under-followed small cap stocks. A third party has paid Wasserman Morris the sum of $30,000 for one year of coverage as detailed in the report.

About Stratus Services Group, Inc.

Stratus provides a broad range of information technology staffing and project consulting through its joint venture with Stratus Technology Services, LLC.

Forward Looking Statements:
The statements which are not historical facts contained in this press release are forward-looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words intend, expect, should, project, anticipate, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made.

CONTACT:	Company Contact	Investor Relations Contact
	STRATUS SERVICES GROUP, INC.	VALUE CAPITAL PARTNERS
	Michael A. Maltzman, Executive VP & CFO (732) 866-0300 - Fax (732) 866-6676	Charles Cocuzza or Mike Santini (480) 951-3402